CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of iMGP Global Select Fund, iMGP International Fund, iMGP High Income Fund, iMGP Small Company Fund, iMGP APA Enhanced Income Municipal Fund, and iMGP Dolan McEniry Corporate Bond Fund, each a series of Litman Gregory Funds Trust, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “General Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 25, 2025